EXHIBIT 99.1

2004 Earnings Webcast Presentation - Prepared Remarks
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February 23, 2005 1:00 P.M.
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Karen Troutman: I would like to welcome you to National Penn Bancshares, Inc.'s
2004 Earnings Webcast. We are glad that you are able to join us. We will accept questions during the webcast via email. Please use the email button located on the webcast screen to ask your questions. Due to time constraints, we may not be able to respond to all of your emails.

As part of our webcast presentation, you will see that there are slides with financial highlights available to you for your independent review.

This presentation may contain forward-looking statements concerning earnings, asset quality and other future events. Actual results could differ materially due to deteriorating economic conditions; increased competition; interest rate movements; market volatility in the securities markets; legislative or regulatory developments; merger-related synergies, savings and integration issues; technological changes; and other risks and uncertainties discussed in National Penn's reports filed from time to time with the Securities and Exchange Commission, which are incorporated herein by reference. National Penn cautions you not to place undue reliance on these statements. National Penn undertakes no obligation to publicly release or update any of these statements.


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Now I would like to turn today's webcast over to Wayne R. Weidner, Chairman &
Chief Executive Officer of National Penn Bancshares.

Wayne Weidner: Thank you, Karen. Joining me today is Glenn Moyer, President of National Penn Bancshares and President and Chief Executive Officer of National Penn Bank, and Gary Rhoads, Treasurer and Chief Financial Officer of National Penn Bancshares.

I will start the call today by reviewing highlights from our 2004 Earnings Release, which is available on the Investor Relations section of our website. Earlier today, we included the press release in a Report on Form 8-K that we filed with the Securities and Exchange Commission. Gary Rhoads will provide an overview of our financials, including the special charge we took in the fourth quarter on account of fraud losses. Glenn Moyer will review our loan growth and credit quality, discuss the fraud issues that caused our fourth quarter special charge, and comment on our overall results for 2004. I will then wrap up with some concluding comments.

Beginning with financial highlights, our 2004 results, under accounting principles generally accepted in the United States ("GAAP"), reflect record high earnings of $47.914 million, a $4.56 million increase over GAAP earnings for 2003. This represents our 27th consecutive year of record net income. National Penn's clear focus on its core business and core markets continues to pay off in a very real way for National Penn and its


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shareholders.  On a per share basis,  we earned $1.44 cents per diluted share in
2004, a two cents per share increase over 2003 diluted earnings per share.

Growth in 2004 net interest income, as compared to 2003 net interest income, contributed to our profit performance, as did increases in some key fee income areas. In reporting these record earnings, we absorbed a special charge of $3.369 million, net of taxes and related adjustments, on account of a fraud scheme that occurred in certain loan and deposit accounts. We also provided funding in 2004 for our loan loss reserve of $4.8 million, resulting in a loan loss reserve of 2.00 percent of total loans and leases at December 31, 2004. Glenn Moyer will provide additional details on the loan portfolio later in this webcast. He will also discuss the fraud losses we incurred in 2004.

I'll now turn the presentation over to Gary Rhoads for a further discussion of our 2004 financial results.

Gary Rhoads: Thank you and good afternoon. Let me begin by noting that any reference to per share results are to figures that have been restated for the 5-for-4 stock split issued September 30, 2004. In addition, 2004 information includes the results of National Penn Bank's new Peoples Bank of Oxford division beginning June 10, 2004, due to the Peoples First, Inc. acquisition completed on that date.


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This presentation also contains supplemental financial information determined by methods other than in accordance with GAAP. National Penn's management uses these non-GAAP measures in its analysis of the company's performance.

Non-GAAP net income and earnings per share exclude other significant gains, losses or expenses that are unusual in nature and not expected to recur. Because these items are not necessarily representative of underlying trends in the company's performance, management believes that presentation of financial measures excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the operating results of the company's core businesses.

Another such measure, annualized net income return on average tangible equity, excludes the average balance of acquisition-related goodwill and intangibles in determining average tangible shareholders' equity. Banking and financial institution regulators also exclude goodwill and intangibles from shareholders' equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results of National Penn, as it provides a method to assess management's success in utilizing the company's tangible capital.

We also believe that these non-GAAP financial measures facilitate comparisons with prior periods. These non-GAAP disclosures should not be viewed as substitutes for results


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determined  in  accordance  with GAAP,  nor are they  necessarily  comparable to non-GAAP performance measures that may be presented by other companies.

Net income for the year 2004, in accordance with GAAP, was a record $47.914 million, or $1.44 per diluted share, compared to prior year GAAP net income of $43.354 million, or $1.42 per diluted share. Net income for fourth quarter 2004, in accordance with GAAP, was $10.633 million, or $0.30 per diluted share, compared to GAAP net income of $11.197 million, or $.37 per diluted share, for the same period a year ago.

Included in GAAP net income for fourth quarter 2004 is a special charge of $3.369 million, net of taxes and related adjustments, for losses attributable to a fraudulent loan and deposit scheme discovered by National Penn in January 2005. There were no special charges included in GAAP net income for fourth quarter 2003. Excluding the fourth quarter special charge, tax effect and related adjustments, non-GAAP net income and earnings per diluted share for fourth quarter 2004 were $14.002 million and $.40, respectively.

As mentioned, GAAP net income for the year ended December 31, 2004 was $47.914 million, or $1.44 per diluted share, compared to prior year GAAP net income of $43.354 million, or $1.42 per diluted share. The fourth quarter 2004 special charge of $3.369 million, net of taxes and related adjustments, is included in GAAP net income for full year 2004. There were no special charges included in GAAP net income for calendar year 2003.


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Excluding the fourth quarter special charge, tax effect and related adjustments, non-GAAP net income and earnings per diluted share for calendar year 2004 were $51.283 million and $1.54, respectively. A reconciliation of these non-GAAP financial measures to our GAAP financial measures is included in our earnings press release available on our website and included in our Report on Form 8-K filed with the SEC earlier today. It is also appended to the end of these prepared remarks, also filed on a Form 8-K with the SEC today. As Wayne said earlier, we have now continued our success of increased earnings for 27 consecutive years.

GAAP net income for 2004 increased more significantly than did GAAP diluted earnings per share in 2004. This is due to the larger number of common shares outstanding resulting in part from the acquisition of Peoples First, Inc. While Peoples First had minimal effect on our results for the first half year of 2004, we experienced the full dilutive effect on diluted earnings per share for the second half of the year from the Peoples First acquisition. The newly issued shares were outstanding for the entire second half of 2004 without the full benefit of anticipated cost and revenue synergies. We expect cost and revenue synergies to be more fully recognized throughout 2005.

Our 2004 GAAP earnings produced a return on average assets of 1.20 percent and a return on average equity of 13.2 percent, as compared to 1.34 percent and 16.2 percent, respectively, in 2003. Non-GAAP 2004 return on average assets and return on average


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equity, excluding the special charge of $3.369 million, tax effect and related adjustments, were 1.29 percent and 14.1 percent, respectively.

Net income return on average tangible equity on a GAAP net income basis was 23.8 percent in 2004 compared to 21.6 percent in 2003. This ratio is computed by dividing annualized net income by average equity that is reduced by average acquisition related goodwill and intangibles. A reconciliation of this non-GAAP financial measure to our GAAP return on average equity is included in our press release and the Form 8-K filed with the SEC earlier today. On a non-GAAP basis excluding the special charge, tax effect and related adjustments, net income return on average tangible equity in 2004 was 25.4 percent. A reconciliation of each of these non-GAAP financial measures is appended to the end of these prepared remarks as filed with the SEC today on a Form 8-K.

Net interest margin decreased to 3.94 percent during this year's fourth quarter compared to 4.16 percent during the fourth quarter of 2003, as compared to 4.07 percent reported during the third quarter of 2004. As reported earlier, two reasons for the decline in the net interest margin compared to fourth quarter 2003 are the issuance of $60.0 million of trust preferred securities for capital and liquidity purposes in conjunction with the acquisition of Peoples First, Inc., and the terming out of $50.0 million of overnight borrowings with the Federal Home Loan Bank of Pittsburgh to long term advances for purposes of managing interest rate risk. Both of these actions occurred in the second quarter 2004 and resulted in significantly higher funding costs that continued through the remainder of 2004 and


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continue today. Also contributing to the margin decline has been continued
competitive pressures and general overall margin compression.

The provision for loan losses of $613,000 in fourth quarter 2004 represents a $1,862,000 or 75.2 percent reduction in the provision when compared to the fourth quarter of 2003. Likewise, fourth quarter 2004 net charge-offs of $413,000 were 74.6% below the $1,625,000 net charge-offs in the fourth quarter of 2003. Glenn will be discussing credit quality issues and the reasons for this reduced provision in his remarks.

Non-interest income increases were positive contributors to overall earnings growth when compared to last year's fourth quarter. Non-interest income of $12.521 million in this year's fourth quarter is up $595,000, or 5.0 percent, as compared to last year's fourth quarter. Positive contributors included service charges on deposit accounts, up $894,000 or 27.5 percent and trust revenue, up $248,000 or 18.3 percent. Fourth quarter 2004 also included investment securities gains of $645,000. On the negative side, mortgage banking revenues declined $98,000 or 10.8 percent compared to fourth quarter 2003 and other non-interest income declined $1,090,000 or 18.0%, primarily related to reduced BOLI income.

Non-interest expense of $35.690 million during the fourth quarter of 2004 was
31.2 percent higher than the same period last year. This increase is due principally to the special charge of $6.7 million related to the loan fraud we incurred, which accounted for 24.6 percent of the increased expenses.


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Regarding the balance sheet, including the effects of acquisitions, total assets grew 27.7 percent during the past twelve months to $4.479 billion at December
31, 2004. Growth in loans and leases over the past twelve months was $611 million, or 26.6 percent. Total deposits have increased by $708 million, or 29.1 percent, over the past twelve months to $3.143 billion.

At December 31, 2004, National Penn was in compliance with all applicable regulatory capital requirements. National Penn and National Penn Bank each are considered "well capitalized" as defined by banking regulators.

2004 represents National Penn's 27th consecutive year of increased earnings and 27th consecutive year of increased cash dividends. 2004 also marked the 27th consecutive year of stock dividends or splits on National Penn stock.

I'd now like to introduce Glenn Moyer, President of National Penn Bancshares.

Glenn Moyer: Thank you, Gary. I would like to take some time to comment on our loan growth and our overall credit quality before I address the fraud we incurred.

As Gary mentioned, at year-end 2004, total loans and leases outstanding are $2.874 billion, representing a 26.6 percent rate of growth during the past year. The acquisition of Peoples First, Inc. in June 2004 affected loan outstandings. They were also reduced due to


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the third quarter 2004 securitization of approximately $42 million of residential mortgage loans that were held in our loan portfolio but are now securities in our investment portfolio. Adjusting for these transactions, core loan growth was 12.5 percent during the past year, reflecting the continuing economic expansion and overall reasonably strong lending environment.

The level of "Non-Performing Assets Plus Loans over 90 days delinquent" category decreased during 2004 when compared to December 31, 2003. Specifically, this number, as of December 31, 2004, is $11.973 million, which compares to $14.726 million at December 31, 2003. This is also a decrease when compared to the $14.215 million reported at September 30, 2004. With the overall improvement in credit quality compared to last year's fourth quarter, we remain appropriately positioned in our overall Loan Loss Reserve. Our Loan Loss Reserve stands at $57.590 million, or 2.00 percent of Total Loans and Leases, as of December 31, 2004, after fourth quarter net charge-offs of $413,000. Based on the current reserve, our coverage ratio of Non-Performing Assets is 481.0 percent. This compares to a coverage ratio of 334.5 percent at December 31, 2003. Due to these and other factors, including management's quarterly analysis of the adequacy of the loan loss reserves, we appropriately reduced our provision for loan losses as previously discussed. While our loan portfolio remains in good condition, we continue to monitor our portfolio's risk and concentration exposure diligently.


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Despite record earnings for 2004, in early January and as reported publicly on
January 13, 2005, National Penn identified loan and deposit irregularities that appeared to result from intentional misconduct. These were identified as the result of our ongoing operating controls and procedures.

I want to thank you--our shareholders, customers and the public--for your patience and support during the past five weeks. We have taken this event very seriously at National Penn and want to take this opportunity to update you on what we have undertaken to rectify the situation. We immediately engaged experienced, outside counsel and deployed a nationally recognized team of forensic accountants and auditors to investigate the irregularities. That investigation has determined that approximately $6.7 million of bank funds were stolen through a sophisticated pyramid-style fraud scheme involving identity theft in various loan accounts. This occurred in the loan portfolio managed by one former employee. The accounts were manipulated to avoid detection by ongoing internal bank audits and controls. Rest assured we immediately reported this fraud to federal authorities, and we are currently working with the FBI and the federal prosecutor's office in their investigation of this matter. No customer funds were lost, but a small group of customer credit reports have been affected.

In terms of scope, we are confident that we have identified and addressed an isolated event. Our first priority has been to resolve any customer concerns. Accordingly, we immediately contacted affected customers and launched a proactive, comprehensive


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outreach program to address and resolve customer issues. In addition, we have been reviewing, and strengthening where necessary, the bank's internal control and audit procedures. And, we are vigorously pursuing all available avenues, including insurance and civil claims, to recover our losses from the fraud to the maximum extent possible. But we are required by accounting rules to recognize the entire loss at this time. National Penn has never experienced anything like this in its 130 years of successfully doing business in southeastern Pennsylvania, and we look forward to a favorable resolution of this matter.

We met substantially all of our key strategic goals in 2004. We increased our market position in Chester County, a key market for us, through the acquisition of Peoples First, Inc. and its subsidiary, The Peoples Bank of Oxford. We anticipate growth in our fee-based income in 2005, in part as the result of our acquisition in the past year of three high quality, established insurance agencies, each with operations in our geographic footprint--Pennsurance, Inc., located in Oley, Berks County, PA, the Krombolz Agency, based in West Chester, Chester County, PA, and D. E. Love Associates, based in Yardley, Bucks County, PA.

Our capital position is strong and our loan loss reserve is appropriate. We expect to maintain our quarterly cash dividend and increase it in the future as earnings allow. In fact, once again we have reported record earnings. National Penn remains the preferred local financial services company for the needs of our retail and commercial customers, as well as our shareholders.


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I'll now turn the presentation back to Wayne Weidner.

Wayne Weidner: To reinforce earlier comments, net interest income and most non-interest income areas saw gains in 2004, with the exception of mortgage banking fees which continue to lag other areas due to lower refinancing activities. Credit quality continues to be reasonably under control as we continue in our slowly expanding economy.

During the fourth quarter of 2004, and continuing into first quarter 2005, National Penn took significant steps to broaden its product offerings and to increase fee income. Aiming for maximum efficiency, we have combined all of our insurance operations in one company, National Penn Insurance Agency, Inc., our insurance agency affiliate. Because of their high recognition levels in their respective markets, we continue to operate the acquired insurance agencies under their original names.

Our acquisition of Peoples First, Inc. of Oxford, PA closed on June 10, 2004. The location of Peoples community offices has greatly enhanced National Penn's existing franchise in Chester County and has improved our county deposit share to 2nd place. Peoples has also provided us with our first community office in the state of Maryland, located in Rising Sun, Cecil County. We continue to be excited about the growth and expansion potential in the Peoples' market area.


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We continue to be very pleased with the results at our FirstService Bank and
HomeTowne Heritage Bank divisions, which were both acquired in 2003. They have been meeting or exceeding our expectations in all areas of growth.

Here at National Penn, we take great pride in our reputation as a proven and respected local financial services company, and we believe our outlook for the future remains strong.

In conclusion, we're very pleased that, in 2004, National Penn Bancshares has been able to continue its tradition of strong financial performance. This ends our planned remarks, and we will now address questions that have been received during the course of our discussion.

                                    QUESTIONS

This concludes our presentation. Thank you for joining us.


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


Reconciliation Tables for Non-GAAP Financial Measures
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                                                                                        4 Qtr 2004                 2004
---------------------------------------------------------------------------------- ---------------------- -----------------------
Net income, excluding special charge for fraud loss and compensation expense                     $14.002                 $51.283
adjustment, net of taxes (in millions)
---------------------------------------------------------------------------------- ---------------------- -----------------------
Special charge for fraud loss, net of taxes (in millions)                                         (4.344)                 (4.344)
---------------------------------------------------------------------------------- ---------------------- -----------------------
Compensation expense adjustment, net of taxes (in millions)                                         .975                    .975
---------------------------------------------------------------------------------- ---------------------- -----------------------
Net income (in millions)                                                                          10.633                  47.914
---------------------------------------------------------------------------------- ---------------------- -----------------------

---------------------------------------------------------------------------------- ---------------------- -----------------------
Diluted earnings per share, excluding special charge for fraud loss and                              .40                    1.54
compensation expense adjustment, net of taxes
---------------------------------------------------------------------------------- ---------------------- -----------------------
Special charge for fraud loss, net of taxes, per share                                              (.13)                   (.13)
---------------------------------------------------------------------------------- ---------------------- -----------------------
Compensation expense adjustment, net of taxes, per share                                             .03                     .03
---------------------------------------------------------------------------------- ---------------------- -----------------------
Diluted earnings per share                                                                           .30                    1.44
---------------------------------------------------------------------------------- ---------------------- -----------------------


---------------------------------------------------------------------------------- ---------------------- -----------------------
                                                                                           2004                    2003
---------------------------------------------------------------------------------- ---------------------- -----------------------
Return on average shareholders' equity                                                            13.2 %                   16.2%
---------------------------------------------------------------------------------- ---------------------- -----------------------
Effect of goodwill and intangibles                                                                10.6 %                    5.4%
---------------------------------------------------------------------------------- ---------------------- -----------------------
Return on average tangible equity                                                                 23.8 %                   21.6%
---------------------------------------------------------------------------------- ---------------------- -----------------------
Effect of special charge for fraud loss, net of taxes                                              2.2 %                      -%
---------------------------------------------------------------------------------- ---------------------- -----------------------
Effect of compensation expense adjustment, net of taxes                                            (.5)%                      -%
---------------------------------------------------------------------------------- ---------------------- -----------------------
Return on average tangible equity, excluding special charge for fraud loss and                    25.5 %                   21.6%
compensation expense adjustment, net of taxes
---------------------------------------------------------------------------------- ---------------------- -----------------------

---------------------------------------------------------------------------------- ---------------------- -----------------------
Average tangible equity excludes acquisition-related average goodwill and intangibles:
---------------------------------------------------------------------------------- ---------------------- -----------------------
     Average shareholders' equity (in millions)                                                 $361.697                $267.587
---------------------------------------------------------------------------------- ---------------------- -----------------------
     Average goodwill and intangibles (in millions)                                             (160.332)                (67.104)
---------------------------------------------------------------------------------- ---------------------- -----------------------
     Average tangible equity (in millions)                                                       201.365                 200.483
---------------------------------------------------------------------------------- ---------------------- -----------------------


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